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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARBOR REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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As filed with the Commission on April 10, 2015

April 10, 2015

Dear Fellow Stockholders:

        On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Arbor Realty Trust, Inc. to be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 20, 2015, at 4:00 p.m., local time. The matters to be considered by the stockholders at the annual meeting are described in detail in the accompanying materials.

        It is important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.

        Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided.

Sincerely,

IVAN KAUFMAN Chairman and Chief Executive Officer and President

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2015

THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT:

http://www.arborrealtytrust.com

Notice of Annual Meeting of Stockholders
To Be Held on May 20, 2015

To the Stockholders of Arbor Realty Trust, Inc.:

        The annual meeting of stockholders of Arbor Realty Trust, Inc., a Maryland corporation (the "Company"), will be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 20, 2015, beginning at 4:00 p.m., local time. Directions to attend the annual meeting and vote in person are available on our website, www.arborrealtytrust.com, under the heading "Investor Relations" or can be obtained by calling our main telephone number, 1-516-506-4200.

        The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying materials, are:

  (1)
  the election of three Class III directors, each to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify;

  (2)
  the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2015; and

  (3)
  the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        Stockholders of record at the close of business on April 2, 2015 will be entitled to receive notice of and to vote at the annual meeting. It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. A proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2014 accompany this notice. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Please return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

April 10, 2015	JOHN J. BISHAR, JR.
Uniondale, New York	Corporate Secretary

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard
Suite 900
Uniondale, New York 11553
(516) 506-4200

 PROXY STATEMENT

 FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2015

Page
General Information Concerning Solicitation and Voting	3
Board of Directors	7
Audit Committee Report and Disclosures	16
Executive Officers	17
Executive Compensation	19
Security Ownership of Certain Beneficial Owners and Management	35
Certain Relationships and Related Transactions	37
Proposal No. 1: Election of Directors	42
Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2015	43
Stockholder Proposals for 2016	45
Other Matters	45

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

        This proxy statement, the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Arbor Realty Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held on May 20, 2015, at 4:00 p.m., local time, and any adjournments or postponements thereof.

        "We," "our," "us," and "the Company" each refers to Arbor Realty Trust, Inc. The Company is externally managed and advised by Arbor Commercial Mortgage, LLC, which we refer to as "Arbor Commercial Mortgage," "our Manager" or "ACM."

        The mailing address of our executive office is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed on or about April 10, 2015 to holders of our common stock, par value $0.01 per share, of record at the close of business on April 2, 2015. Our outstanding shares of common stock are the only securities entitled to vote at the annual meeting and are referred to as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the fiscal year ended December 31, 2014.

        A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Matters to be Considered at the Annual Meeting

        At the annual meeting, our stockholders will consider and vote upon:

          (1)   the election of three Class III directors, each to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify;

          (2)   the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2015; and

          (3)   the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        This proxy statement, form of proxy and voting instructions are being mailed starting on or about April 10, 2015.

Solicitation of Proxies

        The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of voting securities held of record at the close of business on April 2, 2015 and will provide reimbursement for the cost of forwarding the material. In addition, we have engaged Alliance Advisors LLC to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $6,500 plus reasonable out-of-pocket expenses.

Stockholders Entitled To Vote

        As of the close of business on April 2, 2015, there were 50,943,002 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 2, 2015 are entitled to attend and vote at the annual meeting or any adjournment or postponement thereof.

Required Quorum/Vote

        A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you have returned a valid proxy or if you hold your shares of our voting securities in your own name as holder of record and you attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting or the stockholders entitled to vote at the annual meeting, present in person or by proxy, to a date not more than 120 days after the record date without notice other than announcement at the meeting.

        Abstentions and broker non-votes will be counted in determining the presence of a quorum. "Broker non-votes" occur when a bank, broker or other nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the "NYSE"), banks, brokers and other nominees who hold shares in "street name" may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are not entitled to vote on the election of directors contained in Proposal No. 1, but may vote on ratification of the appointment of the independent registered public accounting firm contained in Proposal No. 2.

        Election of each of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting by holders of our voting securities. The director nominees receiving the highest number of affirmative votes will be elected directors. Shares represented by properly executed and returned proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors' nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

        Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2015, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this appointment is not ratified by holders of our voting securities, the Audit Committee and our Board of Directors may reconsider its appointment and endorsement, respectively. Abstentions will not be counted as having been cast and will have no effect on the outcome of the vote for this proposal. Even if the appointment is ratified, the Audit Committee of the Company's Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

        If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the following action will be taken with respect to each share of our voting securities represented by the proxy:

          (1)   a vote will be cast FOR the election of the three Class III directors, each to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify;

          (2)   a vote will be cast FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2015; and

          (3)   a vote will be cast in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

        As of the date of this proxy statement, we are not aware of any other matter to be presented at the annual meeting.

Voting

        If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities in person at the annual meeting.

        If your shares are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

        Authorization of your proxy via telephone or the Internet may also be available depending on how you hold your shares. Please reference your proxy card for instructions on how to authorize your proxy by these methods.

Right to Revoke Proxy

        If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

  •
  send written notice of revocation, prior to the annual meeting, to our Corporate Secretary, at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553;

  •
  sign and mail a new, later dated proxy card to our Corporate Secretary at the address specified above;

  •
  if authorization of your proxy is available via the telephone or the Internet, authorize your vote again via the telephone or Internet at least 24 hours prior to the annual meeting; or

  •
  attend the annual meeting and vote your shares in person.

        If your shares are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Multiple Copies of Annual Report to Stockholders

        A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2014 will be mailed to stockholders entitled to vote at the annual meeting with this proxy statement and is also available without charge to stockholders upon written request to: Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attn: Investor Relations. You may also access our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") under the "Investor Relations—SEC Filings" link on our website at www.arborrealtytrust.com.

        In order to reduce printing and postage costs, we have undertaken an initiative to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called "householding," will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any stockholder who sends a written request to the Corporate Secretary, Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. You may also contact our Corporate Secretary at (516) 506-4200. You may also notify us that you would like to receive separate copies of Arbor Realty Trust's Annual Report and proxy statement in the future by writing to our Corporate Secretary. Even if your household has received only one Annual Report and one proxy statement, a separate proxy card has been provided for each stockholder account. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

        If your household has received multiple copies of Arbor Realty Trust's Annual Report and proxy statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

        If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and proxy statement, contact the holder of record to eliminate duplicate mailings.

Voting Results

        American Stock Transfer & Trust Company, our independent tabulating agent, will have a representative present at the annual meeting and will tabulate the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K which will be filed within four business days of our annual meeting of stockholders.

Confidentiality of Voting

        We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, and our outside legal counsel to examine these documents except (i) as necessary to meet applicable legal requirements; (ii) if a stockholder writes comments on the proxy card directed to our Board of Directors or management; or (iii) in the event a proxy solicitation in opposition to the election of the nominees is initiated.

Recommendations of the Board of Directors

        The Board of Directors recommends a vote:

          (1)   FOR the election of Ms. Edwards, Dr. Helmreich and Mr. Green, as Class III directors, each to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify;

          (2)   FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2015; and

          (3)   in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

BOARD OF DIRECTORS

General

        Our Board of Directors presently consists of eight members. Pursuant to our charter, the Board of Directors is divided into three classes of directors, with each director serving for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until his or her successor is duly elected and qualifies and one class up for election at each annual meeting. At this year's annual meeting, the term of our Class III directors will expire. Our Class I and Class II directors will remain in office for the remainder of their respective terms, as indicated below.

        At the annual meeting, stockholders will vote on the election of Ms. Karen K. Edwards, Dr. William Helmreich and Mr. William C. Green as Class III directors to serve for a three-year term until the 2018 annual meeting of stockholders and until their successors are duly elected and qualify.

        The following table sets forth information concerning the eight directors (i) who are nominees for election at this year's annual meeting or (ii) whose terms are not expiring.

Directors Who are Nominees for Election

Name	Class	Age	New Term to Expire at Annual Meeting in
Karen K. Edwards	III	58	2018
William Helmreich	III	69	2018
William C. Green	III	54	2018

Directors Whose Terms are Not Expiring

Name	Class	Age	Term Expires at Annual Meeting in
Archie R. Dykes	I	84	2016
Joseph Martello	I	59	2016
Stanley Kreitman	I	83	2016
Ivan Kaufman	II	54	2017
Melvin F. Lazar	II	76	2017

  Nominees

        Karen K. Edwards.    Ms. Edwards has served as one of our directors since August 2005. She is the founder and CEO of Kosiba Edwards Associates, a financial and strategic advisory firm. She was also a Senior Vice President at GenSpring Family Offices from June 2004 until October 2008. She co-founded the Investment Banking Group at Friedman, Billings, Ramsey & Co. (FBR), where she was a managing director from 1992 to 2000. In that role, she was responsible for raising equity and high yield debt capital for financial institutions and other financial services and real estate companies and REITs. She also developed FBR's mergers and acquisitions practice. Ms. Edwards is a Chartered Financial Analyst and a member and former President of the CFA Society of Washington. She is a member of Women Corporate Directors and currently serves as Chairman of the Alumni Board and is on the Board of Trustees at the University of Virginia's Darden Graduate School of Business.

        As a CFA, investment banker and executive with several financial services and asset management companies over the past 30 years, Ms. Edwards has substantial expertise and valuable insight in business valuation and capital markets, specifically pertaining to financial services companies and real estate investment trusts, leading the Board of Directors to conclude that she should serve as a director of the Company.

        William Helmreich.    Dr. Helmreich has served as one of our directors since June 2003. Dr. Helmreich is the founder, and since 1980, owner and President of Byron Research and Consulting, a market research firm specializing in financial research, political polling, legal consulting, and issues relating to food products and real estate. He is a professor of Sociology at City College of New York and the CUNY Graduate Center, where he teaches sociology of marketing and consumer behavior. Since 2000, Dr. Helmreich has also been the Chairman for Academic Affairs for North Shore Hebrew Academy. He is a director of North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., as well as other not-for-profit boards, and was a Senior Vice President of Good Earth Teas for many years.

        As the owner and president of a market research firm specializing in financial research, legal consulting, and issues relating to real estate, Dr. Helmreich brings a unique perspective on real estate and finance, which led the Board of Directors to conclude that he should serve as a director of the Company.

        William C. Green.    Mr. Green has served as one of our directors since February 2012 and as Lead Director since March 2013. See "Corporate Governance Profile—Role of the Lead Director" for further information. Mr. Green currently serves as the Chief Financial Officer of Ginkgo Residential, a multifamily property operating company, and is a co-founder of Tannery Brook Partners, LLC, a Charlotte, NC based advisory business focused on commercial real estate capital raising and debt restructuring. Prior to that, Mr. Green held senior level positions within Starwood Capital, Wachovia Securities and Banc of America Securities where he focused exclusively on commercial real estate capital markets and commercial real estate asset management activities. Mr. Green holds a Bachelor of Arts degree in economics from Hobart College and holds a Masters in Business Administration with a finance concentration from the Stern School of Business at New York University.

        Mr. Green's leadership experience at several organizations provides him with insight and expertise on the real estate, banking and financial services industries in general, which led the Board of Directors to conclude that he should serve as a director of the Company.

  Continuing Directors

        Archie R. Dykes.    Dr. Dykes has served as one of our directors since April 2006. Dr. Dykes was Non-Executive Chairman and Lead Director of PepsiAmericas, Inc. until June 2010. He has served as Chairman of Capital City Holdings Inc., a venture capital organization, since 2007. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to Fleming as non-executive Chairman of the Board. He also serves as a director of Raytech Corporation and Midas, Inc. Dr. Dykes is a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

        The Board of Directors has concluded that Dr. Dykes should serve as a director of the Company due to his extensive business and leadership experience in a variety of sectors, including insurance, financial services, research and development, consumer goods, automotive, non-profit and government.

        Joseph Martello.    Mr. Martello has served as one of our directors since June 2003. Mr. Martello has been Chief Operating Officer of Arbor Management, LLC, the managing member of Arbor Commercial Mortgage since 1999. He is responsible for management of the investment portfolio and overseeing the day-to-day operations within Arbor Management. Mr. Martello is also a member of the executive committee of Arbor Commercial Mortgage. From 1995 to 1999, Mr. Martello was Chief

Financial Officer of Arbor Commercial Mortgage. From 1990 to 1995, Mr. Martello was the Chief Financial Officer of Arbor National Holdings, Inc. Prior to that, he was a senior manager with the international accounting and consulting firm of Ernst & Young for eleven years.

        As a senior executive with significant financial services experience who has served within the Arbor Commercial Mortgage group of companies for more than 20 years, Mr. Martello brings a breadth of knowledge about real estate matters as well as the business and operations of the Company and its Manager. This led the Board of Directors to conclude that Mr. Martello should serve as a director of the Company.

        Stanley Kreitman.    Mr. Kreitman has served as one of our directors since March 2013. Mr. Kreitman currently serves as Chairman of the Board of Manhattan Associates, LLC, an investment banking company. In addition, he also currently serves on the advisory board of Signature Bank. Mr. Kreitman was President of United States Banknote Corporation, a securities printing company, until he retired in 1994. Mr. Kreitman serves as Chairman of the board of directors of CCA Industries, Inc., a health and beauty aid company, and Medallion Financial Corp., a finance company. He also serves as a trustee of North Shore Long Island Jewish Hospital. Mr. Kreitman received a B.S. degree from New York University and an honorary doctorate of laws from the New York Institute of Technology.

        The Board of Directors has determined that Mr. Kreitman should serve as a director of the Company based upon his experience in the banking, finance and investment banking industries.

        Ivan Kaufman.    Mr. Kaufman has served as our Chairman, Chief Executive Officer and President since June 2003. Mr. Kaufman has been Chief Executive Officer and President of Arbor Commercial Mortgage, our Manager, since its inception in 1993. Arbor Commercial Mortgage is a national commercial real estate finance company which specializes in debt and equity financing for multi-family and commercial real estate. In 1983, he co-founded a predecessor of Arbor National Holdings Inc. and its residential lending subsidiary, Arbor National Mortgage Inc., which became a public company in 1992 and was sold to BankAmerica in 1995. Mr. Kaufman was named regional "Entrepreneur of the Year" by Inc. Magazine for outstanding achievements in financial services in 1990. Mr. Kaufman has also served on Fannie Mae's regional advisory and technology boards, as well as the Board of Directors of the Empire State Mortgage Bankers Association.

        As the founder and principal executive of Arbor Commercial Mortgage, LLC and its predecessor entities since 1983, Mr. Kaufman brings exceptional knowledge about the real estate sector and our business and operations, which led the Board of Directors to conclude that he should serve as a director of the Company.

        Melvin F. Lazar.    Mr. Lazar has served as one of our directors from his appointment in November 2003 until May 2011 and since his re-appointment in December 2011. Mr. Lazar is the founder of Lazar Levine & Felix LLP, certified public accountants, was its managing partner from 1969 until September 2002, and continued with the firm's successor through 2014, where he specialized in business valuations and merger and acquisition activities. Mr. Lazar now operates his consulting activities as the Managing Member of Melvin F. Lazar, LLC. Mr. Lazar serves on the board of directors of Active Media Services, Inc., a privately-held corporate trading company and is former Chairman of the Audit Committee of Enzo Biochem, Inc., a publicly-held biotechnology company.

        As the managing partner of a certified public accounting firm for over 30 years and a former member of the audit committees of a large public biotechnology company and a private corporate trading company, Mr. Lazar has extensive accounting and financial expertise in a variety of industries, which led the Board of Directors to conclude that Mr. Lazar should serve as a director of the Company.

Corporate Governance Profile

        We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines address, among other things, board member qualifications, responsibilities, education and management succession. A copy of our corporate governance guidelines may be found at our corporate website at www.arborrealtytrust.com under the heading "Investor Relations—Corporate Governance."

        The Board of Directors met on thirteen occasions and acted by written consent on four occasions during 2014. No incumbent director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served during 2014.

  Senior Officer Code of Ethics and Code of Business Conduct and Ethics

        We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Credit Officer. This senior officer code also applies to persons performing similar functions to the aforementioned officers regardless of whether such persons (1) are employed directly by the Company or (2) are employed by our Manager. We have also adopted a code of business conduct and ethics applicable to all employees, officers and directors. Both codes are available on our website at www.arborrealtytrust.com under the heading "Investor Relations—Corporate Governance." You may also obtain these documents, as well as our corporate governance guidelines, in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553: Attention: Investor Relations. Amendments to, and waivers from, the senior officer code of ethics and the code of business conduct and ethics for a director or officer will be disclosed at the same website address and heading provided above. We have filed our 2014 Domestic Company Section 303A CEO Certification with the NYSE without any qualifications. Our Sarbanes-Oxley Section 302 Certification was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014.

  Combined Principal Executive Officer and Board Chair Positions; Independent Director Committee

        Mr. Kaufman serves as both the Company's Chief Executive Officer and Chairman of the Board of Directors, which the Board of Directors has determined is the most appropriate governance structure for the Company. Mr. Kaufman has served in this capacity since the Company's formation in June 2003. With over 30 years of experience in the real estate finance industry, Mr. Kaufman has a breadth of unique and specialized knowledge about our business operations. Mr. Kaufman solicits input from the Company's Board of Directors regarding the Board agenda and processes. To facilitate coordination with the independent directors and the exercise of independent judgment by the Board of Directors, (1) the Board has established an Independent Director Committee (as described further below), of which Mr. Green currently Chairs as the Lead Director, and (2) our non-management directors, each of whom are independent directors under the NYSE's Corporate Governance Standards, meet regularly in executive session without any members of management present. The Lead Director who chairs the executive sessions of the Company's non-management directors facilitates communication between the independent directors and the Chairman of the Board, ensures appropriate information is sent to the Board and works with the Chairman to identify agenda and other discussion items for the Board.

  Role of the Lead Director

        In March 2013, the Board created the position of Lead Director and appointed William C. Green to the position. The Lead Director is responsible for (i) serving as a liaison between the Chairman and other members of the Board of Directors, (ii) presiding at, and preparing the agenda for, all executive sessions of the non-management directors and the independent directors, (iii) working with the Chairman and members of management to schedule Board meetings and prepare agendas, (iv) working with the Chairman and members of management to assure the adequacy and timing of information provided to the Board, (v) retaining outside advisors to the Board, if necessary or desirable and (vi) performing such other duties as may be requested by the Chairman or the Board.

  Role of the Board of Directors in the Oversight of Risk Management

        The Audit Committee takes the lead for the Board in oversight of the Company's risk management activities. At least quarterly the Audit Committee receives a review of the Company's investment portfolio and its quarterly results from the Company's Chief Financial Officer and an internal audit report and a Sarbanes-Oxley compliance report from the Company's internal auditor, David Landau & Associates, LLC. The review of the Company's investment portfolio and its quarterly results covers a wide range of topics and potential issues that could impact the Company, including matters such as investment performance, investment risks, counterparty risks of its asset management activities and balance sheet, results of operations, key financial metrics and operational and integration risks. The internal audit plan for the Company is approved by the Audit Committee and regular reports on the progress and results of the internal audit program are provided to the Audit Committee. The Company's independent registered public accounting firm, Ernst & Young LLP, provides the audit report. Aspects of these reports are presented to the full Board at least quarterly by either the Chairman of the Audit Committee or the member of management responsible for the given subject area. In addition, the entire Board of Directors receives reports from the General Counsel of the Manager with respect to any legal or regulatory matters that could materially affect the Company. The Compensation Committee takes the lead for the Board in oversight of risk relating to compensation matters. The Compensation Committee considers, in establishing and reviewing the Company's executive compensation program, whether the program encourages unnecessary risk taking and has concluded that it does not.

  Director Independence

        Of our eight current directors, six have been determined by our Board of Directors to be independent for purposes of the NYSE listing standards. Our independent directors are currently Messrs. Green, Lazar and Kreitman, Drs. Dykes and Helmreich and Ms. Edwards. In determining director independence, the Board of Directors reviewed, among other things, whether any transactions or relationships currently exist, or have existed in the past, between each director and the Company and its subsidiaries, affiliates and equity investors or independent registered public accounting firm. In particular, the Board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director's immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent.

        The Board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. In reviewing the independence of Dr. Helmreich, the Board carefully reviewed whether (1) Mr. Kaufman's and Dr. Helmreich's current and prior participation on the boards of North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., all of which are not-for-profit organizations, (2) Dr. Helmreich's engagement since the summer of 2000 as an external consultant by North Shore Hebrew Academy in the capacity of chairman of Academic Affairs of North Shore Hebrew Academy and (3) Dr. Helmreich's prior receipt of consulting fees from Arbor Management, LLC would, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Dr. Helmreich is independent. The Board, in particular, reviewed the materiality of the transactions to the parties involved, the compensation and timing of Dr. Helmreich's advisory role with North Shore Hebrew Academy and Arbor Management, LLC and the absence of any employment or compensatory capacity by Dr. Helmreich with NSH Affordable Housing of Indiana, Inc. In reviewing the independence of Mr. Green, the Board carefully reviewed whether certain transactions between the Company and Mr. Green as discussed in "Certain Relationships and Related

Transactions—Related Party Transactions," would, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Mr. Green is independent. As a result of its review, the Board affirmatively determined that Messrs. Lazar, Green and Kreitman, Drs. Dykes and Helmreich and Ms. Edwards were independent under the NYSE listing standards.

  Board Committees

        Our Board has established four standing committees, the principal functions of which are briefly described below. Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee. Our Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

  Audit Committee

        Our Board of Directors has established an Audit Committee, which is currently composed of four of our independent directors, Mr. Lazar, Dr. Dykes, Ms. Edwards and Mr. Green. During 2014, the Audit Committee met on five occasions. The Audit Committee selects and appoints the Company's independent registered public accounting firm and assists the Board in overseeing (1) the integrity of the Company's financial statements, (2) the Company's independent registered public accounting firm's qualifications and independence, (3) the performance of the Company's independent registered public accounting firm and the Company's internal audit function and (4) the Company's compliance with legal and regulatory requirements.

        Mr. Lazar currently serves as Chairman of the Audit Committee. The Board has determined that Mr. Lazar qualifies as an "Audit Committee financial expert" as defined by the rules of the SEC and that each member of the Audit Committee is "financially literate." The Audit Committee is governed by a charter that has been adopted by the Board of Directors.

  Compensation Committee

        Our Board of Directors has established a Compensation Committee, which is currently composed of four of our independent directors, Messrs. Green, Lazar, Kreitman and Dr. Helmreich. During 2014, the Compensation Committee met on two occasions. Mr. Green currently serves as the Chairman of the Compensation Committee. The principal functions of the Compensation Committee are to (1) evaluate the performance of our officers and certain of the most highly compensated employees of Arbor Commercial Mortgage who provide services to us pursuant to the management agreement (as described further in "Executive Compensation"); (2) review the compensation payable to our officers and non-employee directors and certain of the most highly compensated employees of Arbor Commercial Mortgage who provide services to us pursuant to the management agreement; (3) evaluate the performance of Arbor Commercial Mortgage as our Manager; (4) review the compensation and fees payable to Arbor Commercial Mortgage under our management agreement; (5) review and discuss with management the compensation discussion and analysis disclosure included in this proxy statement; and (6) administer the issuance of any stock to our employees or the employees of Arbor Commercial Mortgage who provide services to us. The Compensation Committee is governed by a charter that has been adopted by the Board of Directors.

  Nominating/Corporate Governance Committee

        Our Board of Directors has established a Nominating/Corporate Governance Committee, which is currently composed of four of our independent directors, Drs. Helmreich and Dykes, Ms. Edwards and Mr. Kreitman. During 2014, the Nominating/Corporate Governance Committee met on three occasions. Dr. Helmreich currently serves as Chairman of the Nominating/Corporate Governance Committee. The

Nominating/Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at each annual meeting of stockholders. The Nominating/Corporate Governance Committee is also responsible for (1) preparing and submitting to the Board for adoption the committee's selection criteria for director nominees; (2) reviewing and making recommendations on matters involving general operation of the Board and our corporate governance; and (3) annually recommending to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board of Directors' performance as a whole and of the individual directors and reports thereon to the Board. The Nominating/Corporate Governance Committee is governed by a charter that has been adopted by the Board of Directors.

        Copies of the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are available on our website, www.arborrealtytrust.com, under the heading "Investor Relations—Corporate Governance." You may also obtain these documents in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attention: Investor Relations.

  Independent Director Committee

        Our Board of Directors has established an Independent Director Committee, which is currently composed of our six independent directors, Messrs. Green, Lazar, Kreitman, Drs. Helmreich and Dykes and Ms. Edwards. Mr. Green currently serves as Lead Director and thereby chairs the Independent Director Committee.

        The Independent Director Committee is responsible for, among other things, considering and voting upon matters as to which the Board of Directors determines Arbor Commercial Mortgage or its affiliates (other than the Company or its subsidiaries) or any of our directors (other than an independent director) or officers has a conflict of interest, including the approval of transactions between the Company and Arbor Commercial Mortgage.

  Non-Management Directors

        As required by the NYSE's Corporate Governance Standards, our non-management directors, each of whom are independent directors under the NYSE's Corporate Governance Standards, meet regularly in executive session without any members of management present. The Lead Director chairs these sessions.

  Stockholder and Interested Party Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders and other interested parties. Interested parties and stockholders may contact any or all members of the Board, including non-management directors, by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

        All communications received as set forth in the preceding paragraph will be opened by the office of the Company's Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the office of the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.

  Director Nomination Procedures; Diversity

        The Nominating/Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the Board of Directors should demonstrate an ability to make a meaningful contribution to the Board of Directors' oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating/Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate's experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to Board responsibilities. In making its recommendations to the Board of Directors, the Nominating/Corporate Governance Committee also seeks to have the Board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

        The Nominating/Corporate Governance Committee may identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. It may also engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating/Corporate Governance Committee will also consider candidates recommended by stockholders.

        The Nominating/Corporate Governance Committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating/Corporate Governance Committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Nominating/Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments.

        In addition to director nominations and other proposed business submitted by stockholders in accordance with our bylaws, as summarized below under "Stockholder Proposals for 2016," the Nominating/Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Nominating/Corporate Governance Committee in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. Director recommendations submitted by stockholders should include the following:

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  the name, age, business address and residence address of the individual(s) recommended for nomination;

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  the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

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  the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

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  all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

        Stockholder recommendations of director candidates must be delivered to the Corporate Secretary not earlier than the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the mailing of the notice for the preceding year's annual meeting, the stockholder recommendation and information described above must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders and (2) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

        The Nominating/Corporate Governance Committee does not employ a specific policy, practice or formula for evaluating candidates to the Board of Directors recommended by stockholders and expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

  Director Attendance at Annual Meeting

        We do not currently maintain a policy requiring our directors to attend the annual meeting; however, attendance by our directors is encouraged. Seven of our directors attended the 2014 annual meeting of stockholders, of which six attended by teleconferencing.

AUDIT COMMITTEE REPORT AND DISCLOSURES

        The following report of the Audit Committee (the "Audit Committee") of the Board of Directors (the "Board of Directors") of Arbor Realty Trust, Inc., a Maryland corporation (the "Company"), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

        The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (1) the integrity of the Company's financial statements, (2) the Company's independent registered public accounting firm's qualifications and independence, (3) the performance of the Company's independent registered public accounting firm and the Company's internal audit function and (4) the Company's compliance with legal and regulatory requirements.

        In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company's Annual Report to Stockholders for fiscal year ended December 31, 2014 with the Company's management and independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        In addition, the Audit Committee discussed with the independent registered public accounting firm the registered public accounting firm's independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by PCAOB Ethics and Independence Rule 3526 Communications with Audit Committee Concerning Independence.

        The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee:

Melvin F. Lazar (Chairman)
Archie R. Dykes
Karen K. Edwards
William C. Green

April 6, 2015

EXECUTIVE OFFICERS

        Our executive officers are elected annually by our Board of Directors and serve for a term of one year and until their respective successors are elected and qualify. Set forth below is information regarding our executive officers, as of the date of this proxy statement, unless otherwise indicated:

Name	Age	Position
Ivan Kaufman(*)	54	Chairman of the Board of Directors, Chief Executive Officer and President
Paul Elenio	47	Chief Financial Officer and Treasurer
Fred Weber	54	Executive Vice President—Structured Finance
Gene Kilgore	48	Executive Vice President—Structured Securitization
John J. Bishar, Jr.	65	Corporate Secretary
Andrew Guziewicz	55	Chief Credit Officer

(*)
Biographical information is provided above under "Board of Directors."

        Paul Elenio.    Mr. Elenio has served as our Chief Financial Officer and Treasurer since September 2005. Mr. Elenio joined Arbor National Holdings, the predecessor company of our Manager, Arbor Commercial Mortgage, in 1991. In 1995, he was promoted to Vice President, Controller, in 2002 assumed the position of Vice President of Finance and in 2004 was further promoted to Senior Vice President, Finance. Mr. Elenio is responsible for overseeing all aspects of our financial operations. This includes financial reporting, tax planning, budgeting, and the appropriate utilization of our capital. He is also in charge of investor relations. Mr. Elenio also serves on Arbor Commercial Mortgage's executive committee. Prior to joining Arbor Commercial Mortgage, Mr. Elenio was employed with Ernst & Young from 1989 to 1990 in the auditing department.

        Fred Weber.    Mr. Weber has served as our Executive Vice President—Structured Finance since June 2003. He also continues to provide services to Arbor Commercial Mortgage in his capacity as a continuing member of Arbor Commercial Mortgage's executive committee. Mr. Weber was employed by Arbor Commercial Mortgage from May 1999 until July 1, 2003. At Arbor Commercial Mortgage, Mr. Weber oversaw Arbor Commercial Mortgage's structured finance and principal transaction group, where he was responsible for origination, underwriting and closing coordination of debt and equity financing for various asset types and classes of commercial real estate nationwide. He has been involved in the mortgage banking industry for more than 20 years and has extensive real estate finance and acquisition experience. Mr. Weber is a member of the real estate finance committee of the Real Estate Board of New York. From July 1997 through February 1999, Mr. Weber was a partner and co-head of the real estate department with Kronish Lieb Weiner & Hellman LLP.

        Gene Kilgore.    Mr. Kilgore has served as our Executive Vice President—Structured Securitization since October 2004. Mr. Kilgore also serves on Arbor Commercial Mortgage's executive committee. From September 2001 to September 2004, Mr. Kilgore was a portfolio manager for ZAIS Group, LLC, a structured finance investment advisor. From September 2000 to August 2001, Mr. Kilgore was director of risk finance at Barclays Capital. From September 1996 to September 2000, Mr. Kilgore worked at Standard & Poor's Ratings Service, where he was a director in the collateralized debt obligations group. He has also served as Vice President of Corporate Lending and Commercial Real Estate at Wachovia Bank.

        John J. Bishar, Jr.    On May 23, 2012, Mr. Bishar was appointed our Corporate Secretary. Mr. Bishar is currently General Counsel of Arbor Commercial Mortgage and served on our Board of Directors until January 2012. He also served as U.S. General Counsel of National Grid U.S.A., a wholly-owned subsidiary of National Grid plc, as well as managing partner of the law firm of Cullen and Dykman LLP.

        Andrew Guziewicz.    Mr. Guziewicz has served as our Chief Credit Officer since July 2008, overseeing the underwriting process for our structured finance transactions. Prior to joining the Company, he was a Director for Merrill Lynch & Co., Inc., where he was responsible for managing the underwriting of loans originated for securitization or private placement in capital markets. He has also held positions at Deutsche Bank Securities, Inc., Aetna Real Estate Investments, and GE Capital.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Principles

        The Compensation Committee acknowledges that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. The Company competes for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which are publicly traded and have significantly larger market capitalization than the Company. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our "named executive officers" and other key employees is essential to maintaining our competitive position in the real estate finance industry. For 2014, our "named executive officers" are Mr. Kaufman, our Chief Executive Officer, Mr. Elenio, our Chief Financial Officer, and Messrs. Weber, Kilgore and Guziewicz, the three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) who were serving as executive officers of the Company as of the end of 2014.

        The Company is required to reimburse Arbor Commercial Mortgage for a portion of the base salaries and annual cash bonuses paid to employees of Arbor Commercial Mortgage who provide services to the Company in accordance with the terms of the management agreement, although the Compensation Committee has sole discretion to approve the Company's portion of the annual cash bonus payable to the most highly compensated of these employees. Mr. Kaufman is being compensated directly by us as our employee as of January 1, 2014 because the Board of Directors believed that compensating Mr. Kaufman as a direct employee better reflects his role with the Company. This did not change his compensation for or on behalf of the Company. The cash compensation and benefits to be paid or provided to Mr. Elenio will continue to be provided by our Manager.

        The Compensation Committee's goal is to maintain compensation programs that are competitive within our industry, reward executives if the Company achieves its operational, financial and strategic goals and build stockholder value. In determining the form and amount of compensation payable by the Company to the named executive officers, the Compensation Committee is guided by the following objectives and principles:

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  Compensation levels should be sufficiently competitive to attract, motivate and retain key executives.  The Company aims to ensure its executive compensation program attracts, motivates and retains high performance talent and rewards them for the Company achieving and maintaining a competitive position in its industry. The Compensation Committee believes that total compensation should increase with position and responsibility.

  •
  Compensation should relate directly to performance and incentive compensation should constitute a substantial portion of total compensation.  The Company aims to promote a pay-for-performance culture, with a substantial portion of total compensation being "at risk." Accordingly, a substantial portion of total compensation should be tied to and vary with the Company's operational, financial and strategic performance, as well as individual performance. The Compensation Committee believes that executives with greater roles and the ability to directly impact the Company's strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

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  Long-term incentive compensation should align executives' interests with the Company's stockholders.  Awards of equity-based compensation encourage executives to focus on the Company's long-term growth and prospects and motivate executives to manage the Company from the perspective of owners with a meaningful stake in the Company, as well as to focus on long-term career orientation.

        The Compensation Committee does not employ a specific policy, practice or formula regarding an allocation between cash and non-cash compensation with respect to compensation paid to executives by the Company.

        The Compensation Committee reviews at least annually the goals and objectives of the Company's executive compensation plans, incentive compensation plans, equity-based plans and other compensation and employee benefit plans. The Compensation Committee believes that the Company's benefits are competitive with its peers and provide adequate incentives for strong performance.

Compensation Setting Process

  Management's Role in the Compensation-Setting Process

        The Compensation Committee believes the Company's Chief Executive Officer, Mr. Kaufman, is in the best position to determine the responsibilities of each other named executive officer and observe how well each executive performs his responsibilities. Mr. Kaufman provides recommendations to the Compensation Committee regarding base salary levels and the form and amount of the annual cash incentive awards and stock-based compensation paid to all of the other named executive officers by the Company. Mr. Kaufman's recommendations are based on his evaluation of each other named executive officer's performance, contribution toward achieving operational, financial and strategic goals, current and historical compensation elements and the financial performance of the Company. The Compensation Committee has the ability to modify any of these recommendations and is solely responsible for ultimately determining and approving all compensation arrangements payable by the Company to these named executive officers. Additionally, Mr. Kaufman and other officers of the Company provide compensation and other information to the Compensation Committee upon its request.

        Mr. Kaufman does not participate in any deliberations or approvals by the Compensation Committee with respect to any cash, equity-based or other incentive awards that our Compensation Committee may grant to him.

        See "Determining Compensation Levels" below for more information about the Compensation Committee's process for determining the compensation of the named executive officers.

  Compensation Consultants

        The Compensation Committee's charter provides the committee with the sole authority to retain, terminate, obtain advice from, oversee and compensate any compensation consulting firm or other adviser as it deems appropriate. The Company has provided appropriate funding to the Compensation Committee to do so.

        For 2014, the Compensation Committee again directly engaged the compensation consulting firm FPL Associates with respect to the compensation of certain of our executive officers and employees of our Manager which has continued into 2015. FPL Associates has no other relationships with us and is considered an independent third-party advisor. The Compensation Committee conducted a specific review of its relationship with FPL Associates and determined that its work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by the NYSE. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

  Determining Compensation Levels

        The Compensation Committee annually determines targeted total compensation levels, as well as the individual compensation components payable by the Company to the named executive officers. In making such determinations, the Compensation Committee reviews and considers (1) recommendations of the Company's Chief Executive Officer, (2) historical compensation levels for each named executive officer, (3) industry and market conditions and the Company's future objectives and challenges, and (4) overall effectiveness of the executive compensation program. The Compensation Committee does not utilize specific performance-based goals and does not engage in benchmarking compensation, but reviews general industry trends as well as the overall performance of the Company in determining total compensation levels.

        Based upon its review of the applicable factors described above, the Compensation Committee approved the total compensation payable to Mr. Kaufman and the Company's allocable portion of the total compensation payable to Mr. Elenio with respect to their service in 2014. In addition, the Company's independent directors approved the payment of cash bonuses to Messrs. Kaufman and Elenio of $2,000,000 and $50,000, respectively, with respect to their work on behalf of the Company for the year ended December 31, 2014. Based upon discussions and recommendations of the Company's Chief Executive Officer, and upon its review of the applicable factors described above, the Compensation Committee approved the base salary and incentive awards of each of Messrs. Weber, Kilgore and Guziewicz with respect to their service in 2014. The Compensation Committee believes these approved forms and levels of compensation are reasonable, appropriate and in line with the Company's compensation philosophy and principles.

  Elements of Compensation

        Total compensation for the named executive officers, as paid by the Company, is comprised of one or more of the following components:

  •
  base salary;

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  annual cash incentive awards;

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  stock-based incentive awards; and

  •
  retirement and other benefits.

        Our named executive officers do not have employment, severance or change of control agreements, although their restricted stock award agreements provide for accelerated vesting upon our change of control as further described under "Stock-Based Incentive Awards—Stock Awards." Our named executive officers are employed at will, which enables the Company to terminate their employment at any time and for any reason. This is consistent with the Company's performance-based employment and compensation philosophy.

  Base Salary

        Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent with the skills and experience necessary to achieve our key business objectives. The Compensation Committee reviewed and approved, with respect to 2014, (i) the base salaries of Messrs. Kaufman, Weber, Kilgore and Guziewicz, and (ii) the Company's allocable portion of the base salary payable to Mr. Elenio. Generally, base salaries are not based upon specific measures of corporate performance, but are determined by (1) tenure of service, (2) scope and complexity of the position, including current job responsibilities, (3) an evaluation of each officer's individual performance and contribution to the Company's operational, financial and strategic goals and objectives, and (4) with respect to the named executive officers other than Mr. Kaufman, the recommendations of our Chief Executive Officer. Consistent with compensation practices commonly applied in the real estate finance industry, salaries generally consist of a lower percentage of an executive's total compensation, with a substantial portion of total compensation coming from incentive compensation that is tied to Company performance.

        For a further description of the base salaries paid to the named executive officers in respect of their services to the Company in 2014, please refer to the Summary Compensation Table for 2014, below.

  Annual Incentive Awards

        The Company aims to promote a pay-for-performance culture, with a substantial portion of total compensation being "at risk." The annual incentive award paid by the Company may be in the form of cash, stock-based awards or a combination thereof, at the discretion of the Compensation Committee. The Company does not have any specific policy, practice or formula regarding an allocation between the cash component and the stock-based component. These awards are designed to help achieve the objectives of the compensation program and may vary significantly from year to year. In 2014, the Compensation Committee did not established any specific performance-based goals that must be met in order to receive the annual incentive award.

        The Compensation Committee believes that the structure and ultimate payout amounts of the incentive awards are appropriate to attract, retain and reward the named executive officers, are competitive with those offered by our peers, provide a strong, long-term performance and retention incentive, support a pay-for-performance culture, and increase each named executive officer's vested interest in the Company.

        The Compensation Committee pays the annual incentive awards of the named executive officers in amounts relative to each individual's contributions and responsibilities. Individuals with increased ability to directly impact the Company's performance were allocated larger awards because they bear a greater proportion of the risk that compensation will decrease if the Company does not perform as expected. In early 2015, the Company paid cash incentive awards to the following executives with respect to their performance in 2014:

        Mr. Weber received an annual cash incentive award of $1,500,000 for managing our loan portfolio and origination platform.

        Mr. Kilgore received an annual cash incentive award of $800,000 for managing our securitization platform.

        Mr. Guziewicz received an annual cash incentive award of $350,000 for overseeing the underwriting process for our structured finance transactions.

        The Company's independent directors decided to reimburse the Manager $380,000 in cash as the Company's allocable portion of the annual cash incentive award payable by our Manager to Mr. Elenio, as well as the payment of an additional cash bonus of $50,000 by the Company to Mr. Elenio with respect to his work on behalf of the Company for the year ended December 31, 2014.

        The Company's independent directors approved the payment of a cash bonus of $2,000,000 by the Company to Mr. Kaufman with respect to his work on behalf of the Company for the year ended December 31, 2014.

  Stock-Based Incentive Awards

        Stock Awards.    Since the Company's formation in 2003, the Compensation Committee has granted the named executive officers (as well as other employees of the Company, employees of the Manager who provide services to the Company and the Company's non-management directors) stock awards, consisting of shares of the Company's common stock that may, in the discretion of the Compensation Committee, either (i) vest annually over a multi-year period, subject to the recipient's continued service to the Company or (ii) vest immediately. The recipients of these awards realize value as the common stock underlying the awards vests, with the value increasing if the Company's stock performance increases after the date of grant. Additionally, all of the common stock underlying these restricted stock awards, whether or not vested, is entitled to cash dividends paid to the Company's stockholders because we feel that this further aligns the interests of the holders with those of our stockholders generally.

        The Compensation Committee believes that stock-based awards must be sufficient in size and value to achieve our goals of both providing a strong, long-term performance and retention incentive for named executive officers and increasing their vested interest in the Company. In determining the equity component of a named executive officer's compensation, the Compensation Committee considers all relevant factors, including the Company's performance and relative stockholder return, the awards granted in past years and the relative value of the awards.

        Stock-Based Awards for 2014.    Consistent with its historical practice of granting annual stock-based awards to the named executive officers with respect to their service to the Company and performance in the most recently completed fiscal year, in 2015, the Compensation Committee granted certain of our named executive officers stock-based awards, consisting of restricted stock with a multi-year vesting schedule under our Stock Incentive Plan with respect to their service to the Company and performance in 2014. On March 19, 2015, the Compensation Committee granted an aggregate of 328,400 shares of restricted stock to certain employees of the Company and ACM with respect to their 2014 performance, of which 187,000 shares were granted to Messrs. Kaufman, Elenio, Weber, Kilgore and Guziewicz. One third of the shares vest as of the date of grant, one third will vest in March 2016, and the remaining third will vest in March 2017. Mr. Kaufman was also granted additional shares as well as restricted stock units in accordance with his 2015 Annual Incentive Agreement. See "Executive Compensation in 2015" below for further details.

        The Company does not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. The Compensation Committee has generally granted stock-based awards once a year.

        Future Grants of Stock Options.    The Compensation Committee has traditionally viewed restricted stock awards as more effective than stock options in achieving the Company's compensation objectives. However, the Compensation Committee also considers stock options, in addition to restricted stock awards, as a viable tool to retain key employees. To the extent that the Compensation Committee decides to grant stock options in the future, (i) the exercise price for the stock options will be equivalent to the market price of the underlying common stock on the date of grant, (ii) the stock options will vest over a multi-year period, and (iii) the stock options will be exercisable for ten years from the date of grant. Stock options align employee incentives with the interests of stockholders because they have value only if the Company's stock price increases over time. The Compensation Committee believes that the ten-year term of the stock options will help focus employees on the Company's long-term growth. Given that the Company's stock options will vest over a multi-year period, stock options are intended to help retain key associates and keep employees focused on long-term performance. To date, no such options have been granted.

  Retirement and Other Benefits

        The Company maintains a 401(k) plan through an affiliate for its employees, including the named executive officers, as a source of retirement income by enabling participants to save on a pre-tax basis and by providing Company matching contributions. All of the named executive officers participated in the 401(k) plan in 2014. However, the Company only made matching contributions for Messrs. Kaufman, Weber, Kilgore and Guziewicz. Arbor Commercial Mortgage made a matching contribution for Mr. Elenio, and the Company reimbursed the Manager for an allocable portion of the total matching contribution pursuant to the cost reimbursement provisions of the management agreement.

        The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries, bonuses or other compensation, nor does it maintain a defined benefit pension plan.

        The named executive officers are eligible to participate in the Company's active employee flexible benefits plans, which are generally available to all Company employees. Under these plans, all employees are entitled to medical, dental, vision, life insurance and long-term disability coverage. Additionally, all of the Company's employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company's commitment to provide the employee benefits described above recognizes that the health and well-being of the Company's employees contribute directly to a productive and successful work life that enhances results for the Company and its stockholders.

        The Company provided all named executive officers who were Company employees in 2014, consisting of, Messrs. Kaufman, Weber, Kilgore and Guziewicz, with (i) $250,000 of life insurance coverage ($300,000 for Mr. Kaufman) and (ii) long-term disability coverage with a maximum annual benefit of $120,000. Arbor Commercial Mortgage provided similar coverage for Mr. Elenio in 2014, and the Company reimbursed the Manager for an allocable portion of the total coverage contribution pursuant to the cost reimbursement provisions of the management agreement.

        For further information regarding the premiums paid on the named executive officers' insurance policy, please refer to the Summary Compensation Table for 2014 below.

Advisory Vote to Approve Named Executive Officer Compensation

        At the 2011 annual meeting of stockholders, our stockholders voted to hold an advisory vote on the compensation of our named executive officers every three years. Consistent with that vote, the Board resolved to accept the stockholders' recommendation. Accordingly, we did not conduct an advisory vote on the compensation of our named executive officers at our 2012 or 2013 annual meetings of stockholders, but did provide our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers at our 2014 annual meeting of stockholders. Approximately 93% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders' support of the Compensation Committee's decisions and the existing executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay for performance philosophy except with respect to Ivan Kaufman's Annual Incentive Agreement described in "Executive Compensation in 2015" below.

        The Board and the Compensation Committee continue to expect to take the results of this vote and future votes into consideration when making future compensation decisions with respect to the named executive officers, but are not required to do so.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid by a public company to each "covered employee" (the chief executive officer and three other most highly compensated executive officers of the Company other than the chief financial officer) to no more than $1.0 million. Excluded from total compensation for this purpose is compensation that is "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code. Unless an exception applies, compensation otherwise deductible in connection with equity-based awards will be subject to this limit. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The

Committee has not adopted a formal policy that requires all compensation paid to the named executive officers to be fully deductible.

Executive Compensation in 2015

        On March 5, 2015, the Company entered into an Annual Incentive Agreement with Ivan Kaufman. The agreement generally sets forth the agreement of the Company and Mr. Kaufman with respect to Mr. Kaufman's annual base salary and incentive compensation from the Company commencing in 2015 and continuing during his service as Chief Executive Officer. Under the terms of the agreement, Mr. Kaufman will have an annual base salary of $1,000,000 and an annual performance bonus target opportunity of 200% of base salary (and a maximum annual bonus opportunity of 300% of base salary—with the opportunity to earn an additional $500,000 annually in the event of extraordinary performance with respect to corporate capital growth goals). The goals applicable to the annual performance bonus will relate to the Company's adjusted funds from operations, corporate capital growth (as noted above), balance sheet-management and efficiency, the relative risk of the Company's portfolio and the Compensation Committee's assessment of Mr. Kaufman's leadership and achievement of subjective goals during the calendar year. These goals (and the other goals contemplated by the agreement) are to be set by the Compensation Committee of the Company's Board of Directors.

        The agreement further provides for annual grants of three-year time-vesting restricted stock units with a value at grant of $500,000 and performance-vesting restricted stock units with a value at grant of $3,000,000. On March 19, 2015, the Compensation Committee granted Mr. Kaufman 74,294 shares in accordance with the agreement, of which one quarter of the shares vest as of the date of grant and one quarter will vest on each of the first, second and third anniversaries of the date of grant, as well as performance-vesting restricted stock units which vest at the end of a performance period based upon the Company's achievement of four-year total shareholder return objectives, and which entitle Mr. Kaufman to receive up to 445,765 shares of common stock.

        The agreement also provides for the treatment of the various incentive awards upon a termination of Mr. Kaufman's employment. Among other things, the agreement provides that in the event of a termination of employment by the Company without cause or by Mr. Kaufman for good reason (as such terms are defined in the agreement), then the annual bonus for the year of termination will be paid out at the target level of performance (which is 200% of base salary), all unvested time-vesting restricted stock units will vest in full and performance-vesting restricted stock units will vest pro-rata based on the elapsed portion of the performance period (based upon actual performance).

        In March 2015, the Compensation Committee approved the salaries of Messrs. Kaufman, Weber, Kilgore and Guziewicz for 2015, of which only Mr. Guziewicz's salary increased 8% from 2014. In March 2015, the Compensation Committee approved the portion of Mr. Elenio's salary that the Company is required to reimburse Arbor Commercial Mortgage pursuant to the management agreement, which increased 6% from 2014. Mr. Kaufman is being compensated directly by us as our employee as of January 1, 2014, rather than receiving compensation directly from our Manager with a portion reimbursed from us in accordance with the management agreement. This did not change his compensation for or on behalf of the Company.

        The Compensation Committee intends to continue its strategy of compensating the Company's named executive officers through programs that emphasize incentive compensation, fostering a pay-for-performance culture. To that end, a majority of executive compensation will continue to be tied to Company and individual performance, while maintaining an appropriate balance between cash and non-cash compensation.

Management Agreement

        We are externally managed and advised by Arbor Commercial Mortgage pursuant to the terms of the management agreement described below. We believe Arbor Commercial Mortgage's experience and reputation positions it to originate attractive investment opportunities for us. Our management agreement with Arbor Commercial Mortgage was developed to capitalize on synergies with Arbor Commercial Mortgage's origination infrastructure, existing business relationships and management expertise. Since we currently employ only five executive officers, excluding Mr. Elenio, and 37 employees in total, we rely to a significant extent on the facilities and resources of our Manager to conduct our operations.

  Cost Reimbursement

        For performing services under the management agreement, we reimburse Arbor Commercial Mortgage for its actual costs incurred to manage the Company's business and operations pursuant to the terms of an annual budget, which is subject to the review and approval of the Independent Director Committee of the Board on an annual basis and is also subject to quarterly reconciliation procedures. The Manager's annual budget includes an allocable portion of the base salaries, annual cash bonuses and employee benefits paid to employees of the Manager who provide services to the Company. We paid our Manager $9.9 million pursuant to the agreed-upon budget of the Manager for 2014. A portion of this amount represented the Company's allocable portion of the base salary and annual cash bonus paid to Mr. Elenio with respect to his service in 2014.

        Because our management agreement provides that Arbor Commercial Mortgage assumes principal responsibility for managing our affairs, certain of our executive officers, who are employees of our Manager, do not receive cash compensation or benefits directly from us for serving as our executive officers. However, pursuant to the terms of the management agreement, the Company reimburses the Manager for a portion of the base salaries, annual cash bonuses and employee benefits paid to employees of the Manager who provide services to the Company, which as of December 31, 2014, included only our Chief Financial Officer, Mr. Elenio. Such employees of the Manager are also eligible to receive grants of equity-based incentive awards under the Stock Incentive Plan. In their capacities as officers or employees of our Manager or its affiliates, they devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the management agreement.

        As described above, Mr. Kaufman is being compensated directly by us as our employee as of January 1, 2014, rather than receiving compensation directly from our Manager with a portion reimbursed from us in accordance with the management agreement.

  Incentive Management Fee

        We also pay our Manager an incentive fee based on our performance as described in "Certain Relationships and Related Transactions—Management and Services Agreements."

        The incentive fee is calculated as (1) 25% of the amount by which (a) our funds from operations per share, adjusted for certain gains and losses including gains from the retirement and restructuring of debt and 60% of any loan loss reserve recoveries (spread over a three year period), exceeds (b) the product of (x) 9.5% per annum or the Ten Year U.S. Treasury Rate plus 3.5%, whichever is greater, and (y) the greater of $10.00 or the weighted average of book value of the net assets contributed by ACM to Arbor Realty Limited Partnership ("ARLP") per ARLP partnership unit, the offering price per share of our common equity in the private offering on July 1, 2003 and subsequent offerings and the issue price per ARLP partnership unit for subsequent contributions to ARLP, multiplied by (2) the weighted average of our outstanding shares.

        The minimum return, or incentive fee hurdle, to be reached before an incentive fee is earned, is a percentage applied on a per share basis to the greater of $10.00 or the average gross proceeds per share. In addition, 60% of any loan loss and other reserve recoveries are eligible to be included in the incentive fee calculation, which recoveries are spread over a three year period.

        The incentive fee is measured on an annual basis. However, when applicable, our Manager receives quarterly installments of the incentive fee in advance. The quarterly installments are calculated based on the results for the period of twelve months ending on the last day of each quarter with respect to which such installment is payable. Each quarterly installment payment is deemed to be an advance of a portion of the incentive fee payable for the year, with an adjustment at year end to reflect the full year's results, and any overpayments are required to be repaid in accordance with the management agreement. Subject to the restrictions on ownership and transfer of our stock contained in our charter, at least 25% of this incentive compensation is payable to our Manager in shares of our common stock having a value equal to the average closing price per share for the last 20 days of the fiscal quarter for which the incentive fee is being paid. No incentive fees were earned for the year ended December 31, 2014 except with respect to the recognition of a previously paid but deferred incentive fee (see Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014).

        The management agreement also allows us to consider, from time to time, the payment of additional "success-based" fees to our Manager for accomplishing certain specified corporate objectives in the sole discretion of our independent directors. No "success-based" payments were made for the year ended December 31, 2014.

  Origination Fees

        Under the terms of the management agreement, origination fees paid by borrowers for loans or investments made by us, less any payments to unaffiliated third party brokers or other unaffiliated third party costs in connection with the origination of these investments, are retained by us or otherwise reduce the base management fee installment for that month.

  Term and Termination

        The management agreement is renewable automatically for an additional one year period every year, unless terminated with six months' prior written notice. If we terminate or elect not to renew the management agreement without cause, we are required to pay a termination fee of $10.0 million.

  Annual Incentive Agreement

        As of January 1, 2015, the management agreement was amended to include that all salary and bonus amounts payable by the Company to Mr. Kaufman shall be determined solely pursuant to the terms of the Annual Incentive Agreement with Mr. Kaufman for so long as it is in effect. See "Executive Compensation in 2015" above.

Compensation Committee Report on Executive Compensation

        The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board of Directors") of Arbor Realty Trust, Inc., a Maryland corporation (the "Company") has reviewed and discussed the "Compensation Discussion and Analysis" with the Company's management. Based upon this review and their discussions, the Compensation Committee recommended that the Board of Directors include the "Compensation Discussion and Analysis" in the Company's proxy statement for its 2015 annual meeting of stockholders. In addition, the Compensation Committee considered whether the Company's executive compensation program encourages unnecessary risk taking and has concluded that it does not.

Compensation Committee:

William C. Green (Chairman)
William Helmreich
Melvin F. Lazar
Stanley Kreitman

        April 6, 2015

Executive Compensation

Summary Compensation Table for 2014

        The following table sets forth the total compensation amounts paid to our named executive officers for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Ivan Kaufman	2014	$1,000,000	(2)	$2,000,000	(2)	$498,400	$5,856	(2)	$3,504,256
Chief Executive Officer	2013	$1,000,000	(2)	$2,000,000	(2)	$316,800	$0	(2)	$3,316,800
and President	2012	$1,000,000	(2)	$2,000,000	(2)	$0	$0	(2)	$3,000,000
Paul Elenio	2014	$360,000	(2)	$430,000	(2)	$178,000	$4,632	(2)	$972,632
Chief Financial Officer	2013	$360,000	(2)	$435,000	(2)	$198,000	$4,548	(2)	$997,548
	2012	$320,000	(2)	$520,000	(2)	$0	$5,338	(2)	$845,338
Fred Weber	2014	$500,000		$1,500,000		$178,000	$5,790	(3)	$2,183,790
Executive Vice President—	2013	$500,000		$1,500,000		$198,000	$5,685	(3)	$2,203,685
Structured Finance	2012	$500,000		$1,300,000		$0	$7,080	(3)	$1,807,080
Gene Kilgore	2014	$500,000		$800,000		$178,000	$5,790	(4)	$1,483,790
Executive Vice President—	2013	$500,000		$800,000		$198,000	$5,685	(4)	$1,503,685
Structured Securitization	2012	$500,000		$800,000		$0	$6,672	(4)	$1,306,672
Andrew Guziewicz	2014	$300,000		$350,000		$53,400	$5,790	(5)	$709,190
Chief Credit Officer	2013	$297,917		$300,000		$79,200	$5,685	(5)	$682,802
	2012	$272,917		$250,000		$0	$7,080	(5)	$529,997

(1)
Represents the aggregate grant date fair value of common stock awards granted in the respective years, determined in accordance with FASB ASC Topic 718. See "Executive Compensation—Compensation Discussion and Analysis—Compensation Setting Process—Stock-Based Incentive Awards" for further information on stock awards.

(2)
Mr. Kaufman is being compensated directly by us as our employee as of January 1, 2014. Mr. Elenio did not receive cash compensation or benefits from us for serving as our executive officer in the years stated above other than the cash bonus amounts that are stated below. He is employed and was compensated by our Manager, Arbor Commercial Mortgage, who was reimbursed $740,000 in cash as the Company's allocable portion of the annual compensation payable to Mr. Elenio in 2014. In years prior to 2014, Mr. Kaufman did not receive cash compensation or benefits from us for serving as our executive officer in the years stated above other than the cash bonus amounts that are stated below. Our Manager was reimbursed $1,000,000 and $720,000, respectively, in cash as the Company's allocable portion of the annual compensation payable to Messrs. Kaufman and Elenio in 2013 and $1,000,000 and $640,000, respectively, in cash as the Company's allocable portion of the annual compensation payable to them in 2012. In addition, the Company's independent directors approved the payment of a cash bonus of $2,000,000 and $50,000 by the Company to Mr. Kaufman and Mr. Elenio, respectively, with respect to their work on behalf of the Company for the year ended December 31, 2014, $2,000,000 and $75,000, respectively, with respect to their work on behalf of the Company for the year ended December 31, 2013 and $2,000,000 and $200,000, respectively, with respect to their work on behalf of the Company for the year ended December 31, 2012. Mr. Kaufman also received $5,460 for matching contributions to his 401(k) plan and $396 for basic term life insurance for 2014. Mr. Elenio received $4,368 for matching contributions to his 401(k) plan and $264 for basic term life insurance for 2014, $4,284 for matching contributions to his 401(k) plan and $264 for basic term life insurance for 2013 and $4,800 for matching contributions to his 401(k) plan and $538 for basic term life insurance for 2012, reimbursed by us. See "Compensation Discussion & Analysis—Management Agreement" for further information.

(3)
Amounts for 2014 represent $5,460 for Company matching contributions to the 401(k) plan and $330 for basic term life insurance; amounts for 2013 represent $5,355 for Company matching contributions to the 401(k) plan and $330 for basic term life insurance; and amounts for 2012 represent $6,000 for Company matching contributions to the 401(k) plan and $1,080 for basic term life insurance.

(4)
Amounts for 2014 represent $5,460 for Company matching contributions to the 401(k) plan and $330 for basic term life insurance; amounts for 2013 represent $5,355 for Company matching contributions to the 401(k) plan and $330 for basic term life insurance; and amounts for 2012 represent $6,000 for Company matching contributions to the 401(k) plan and $672 for basic term life insurance.

(5)
Amounts for 2014 represent $5,460 for Company matching contributions to the 401(k) plan and $330 for basic term life insurance; amounts for 2013 represent $5,355 for Company matching contributions to the 401(k) plan and $330 for basic term life insurance; and amounts for 2012 represent $6,000 for Company matching contributions to the 401(k) plan and $1,080 for basic term life insurance.

Grants of Plan-Based Awards for 2014

        The following shares of restricted common stock were granted to the named executive officers pursuant to the Company's 2014 Omnibus Stock Incentive Plan during 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Ivan Kaufman	05/27/14	70,000	$498,400
Paul Elenio	05/27/14	25,000	$178,000
Fred Weber	05/27/14	25,000	$178,000
Gene Kilgore	05/27/14	25,000	$178,000
Andrew Guziewicz	05/27/14	7,500	$53,400

(1)
Represents restricted shares granted to the named executive officers on May 27, 2014 with respect to their 2013 performance.

(2)
Represents the grant date fair value of the common shares, determined in accordance with FASB ASC Topic 718.

        Cash dividends are paid on all outstanding shares of restricted stock at the same rate as is paid to all stockholders, which was $0.52 per share for 2014. See "Executive Compensation—Compensation Discussion and Analysis—Forms of Compensation—Stock-Based Awards" for further information.

Outstanding Equity Awards at 2014 Fiscal Year-End

        The table below lists the number of shares of common stock held by each our named executive officers as of December 31, 2014 that were subject to vesting (pursuant to the terms of the related restricted stock award agreement) as of that date.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ivan Kaufman	60,001	$406,207
Paul Elenio	25,001	$169,257
Fred Weber	25,001	$169,257
Gene Kilgore	25,001	$169,257
Andrew Guziewicz	8,334	$56,421

(1)
As of December 31, 2014, these shares were subject to the terms of a restricted stock award agreement providing that the shares will vest in equal installments in February and May 2015 and May 2016, subject to the continued service of the named executive officer to the Company through the vesting date, although vesting will accelerate in full upon an earlier "change of control" (as defined in the agreement) of the Company.

(2)
Based on the closing price of the common stock on December 31, 2014 of $6.77.

Options Exercised and Stock Vested for 2014

        The table below lists the number of shares of restricted common stock held by each our named executive officers that vested (pursuant to the terms of the related restricted stock award agreement) during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ivan Kaufman	36,666	$257,895
Paul Elenio	16,666	$116,620
Fred Weber	16,666	$116,620
Gene Kilgore	16,666	$116,620
Andrew Guziewicz	5,833	$40,706

(1)
Value realized equals the fair market value of the shares on the date the shares vested.

Potential Payments Upon Termination of Change in Control

        Except for the Annual Incentive Agreement with Mr. Kaufman entered into on March 5, 2015, as described above in "Executive Compensation—Compensation Discussion and Analysis—Executive Compensation in 2015", the Company does not maintain employment, severance or change in control agreements with any of the named executive officers and therefore, the Company is not obligated to pay cash severance to any of the named executive officers other than Mr. Kaufman upon a termination of their employment.

        The restricted stock award agreements that govern the shares of restricted common stock granted to the named executive officers pursuant to the Company's 2014 Omnibus Stock Incentive Plan provides for the full vesting of such shares in the event of a "change of control" (as defined in the agreement) of the Company. If a change in control had occurred on December 31, 2014, the market value of the shares of restricted common stock held by each named executive officer that would have become vested, based on the closing price of the common stock on December 31, 2014 of $6.77, was equal to: (i) Mr. Kaufman, $406,207; (ii) Messrs. Elenio, Weber and Kilgore, $169,257; and (iii) Mr. Guziewicz, $56,421.

Director Compensation

        The Compensation Committee's recommendations regarding compensation of the Company's directors are reported to, and approved by, the full Board of Directors.

        Each non-management director is paid a director's fee of $125,000 per year consisting of $50,000 of cash and approximately $75,000 in stock. Also, the Lead Director is paid an additional fee of $50,000 per year, each independent director who serves as chairman of the Audit Committee is paid an additional fee of $15,000 per year, each independent director who serves as chairman of the Compensation Committee is paid an additional fee of $10,000 per year, and each independent director who serves as chairman of the Nominating/Corporate Governance Committee is paid an additional fee of $7,500 per year. Additionally, each independent director who serves on the Audit Committee (other than the chairman) is paid an additional fee of $5,000 per year, each independent director who serves on the Compensation Committee (other than the chairman) is paid an additional fee of $3,000 per year and each independent director who serves on the Nominating/Corporate Governance Committee (other than the chairman) is paid an additional fee of $3,000 per year. In addition, we reimburse all directors for reasonable out of pocket expenses incurred in connection with their services on the Board of Directors. We also reimburse all directors up to $2,500 per year for continuing education costs incurred in connection with their services on the Board of Directors.

        The following table sets forth the compensation amounts paid by us to our directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Archie R. Dykes	$58,000	$74,760	$132,760
Karen K. Edwards	$58,000	$74,760	$132,760
William C. Green	$115,000	$74,760	$189,760
William Helmreich	$60,500	$74,760	$135,260
Melvin F. Lazar	$68,000	$74,760	$142,760
C. Michael Kojaian	$14,000	$0	$14,000
Stanley Kreitman	$56,000	$74,760	$130,760
Joseph Martello(2)	$0	$71,200	$71,200

(1)
Represents the aggregate grant date fair value of common stock awards granted in 2014, determined in accordance with FASB ASC Topic 718. The number of shares and grant date fair value of common stock awards granted during 2014 are set forth below. Each of these awards consisted of shares of common stock that were issued without vesting restrictions as of the grant date except for Joseph Martello who was granted restricted common shares in his capacity as a service provider to the Company whereby one third of the shares vested as of the date of grant, one third vested in May 2015, and the remaining third will vest in May 2016.

Name	Number of Shares Granted (#)	Grant Date Fair Value of Stock Awards ($)
Archie R. Dykes	10,500	$74,760
Karen K. Edwards	10,500	$74,760
William C. Green	10,500	$74,760
William Helmreich	10,500	$74,760
Melvin F. Lazar	10,500	$74,760
Stanley Kreitman	10,500	$74,760
Joseph Martello(2)	10,000	$71,200
(2)
Mr. Martello, the Chief Operating Officer of Arbor Management, LLC (which is the managing member of Arbor Commercial Mortgage) did not receive cash fees for his service as a director and was granted restricted shares of common stock in his capacity as a service provider to the Company. The number of granted shares of common stock that vested immediately on May 27, 2014 totaled 3,333 with a fair market value of $23,731 as of the grant date and the number of shares that were not vested as of December 31, 2014 totaled 6,667 with a market value of $45,136 as of December 31, 2014.

        On March 19, 2015, the Compensation Committee granted each of the Company's non-management directors an award of 10,500 shares of fully vested common stock. The Compensation Committee also granted Joseph Martello 10,000 shares of common stock. One third of the shares will vest as of the date of grant, one third will vest in March 2016, and the remaining third will vest in March 2017.

Compensation Committee Interlocks and Insider Participation

        Messrs. Green, Lazar, Kreitman and Dr. Helmreich served as members of our Compensation Committee during 2014. Dr. Helmreich has been retained as a part-time consultant in the capacity of Chairman for Academic Affairs by North Shore Hebrew Academy since 2000. Prior to 2000, Dr. Helmreich was the President of North Shore Hebrew Academy. Our Chairman and Chief Executive Officer, Mr. Kaufman, and Dr. Helmreich are both members of the Board of Trustees of North Shore Hebrew Academy High School.

Equity Compensation Plan Information

        The following table presents information as of December 31, 2014 regarding our 2014 Omnibus Stock Incentive Plan, and the incentive compensation provisions of our management agreement with Arbor Commercial Mortgage, which were our only equity compensation plans in effect during 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders:
2014 Omnibus Stock Incentive Plan(1)	0	N/A	1,659,000
Incentive Compensation pursuant to Management Agreement(2)	0	N/A	See Note 3
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	0	N/A	1,659,000

(1)
On May 20, 2014, the stockholders approved the 2014 Omnibus Stock Incentive Plan which authorizes the issuance of 2,000,000 shares of the Company's common stock to be used for grants under the Stock Incentive Plan.

(2)
Pursuant to the terms of our management agreement with Arbor Commercial Mortgage, at least 25% of the incentive compensation earned by our Manager is payable in shares of our common stock having a value equal to the average closing price per share for the last twenty days of the fiscal quarter for which the incentive compensation is being paid. Arbor Commercial Mortgage has the right to elect to receive 100% of the incentive compensation in shares of our common stock. See "Compensation Discussion and Analysis—Management Agreement" for information regarding the terms of our management agreement and the incentive compensation payable to Arbor Commercial Mortgage thereunder. Our sole stockholder immediately prior to the date we entered into the management agreement with Arbor Commercial Mortgage approved the issuance of shares of our common stock to Arbor Commercial Mortgage pursuant to the incentive compensation provisions of the management agreement.

(3)
The number of securities remaining available for future issuance to Arbor Commercial Mortgage as incentive compensation pursuant to the management agreement depends on the amount of incentive compensation earned by Arbor Commercial Mortgage in the future and therefore is not yet determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table indicates how many shares of our common stock are beneficially owned by (i) each of our directors and each nominee for director; (ii) each of our executive officers; and (iii) all of our directors and executive officers as a group. The following table also indicates how many shares of our common stock are beneficially owned by each person known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person's filing of a Schedule 13D or Schedule 13G with the SEC. Unless otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In accordance with SEC beneficial ownership rules, the following table attributes to Arbor Commercial Mortgage (and to Mr. Kaufman, as the controlling owner of Arbor Commercial Mortgage) beneficial ownership of the 5,349,053 shares of common stock currently held by Arbor Commercial Mortgage.

	Shares of Common Stock Beneficially Owned
Name and Address(1):	Number(2)	Percentage(3)
Ivan Kaufman(4)	5,948,548	11.7%
Arbor Commercial Mortgage, LLC(4)	5,349,053	10.5%
EJF Capital LLC(5)	4,941,945	9.7%
FMR LLC(6)	4,195,254	8.2%
Leon G. Cooperman(7)	3,748,800	7.4%
Wellington Management Company, LLP(8)	3,679,581	7.2%
John J. Bishar, Jr.(9).	73,550	*
Archie R. Dykes	92,750	*
Karen K. Edwards	67,000	*
William C. Green	52,495	*
William Helmreich	184,900	*
Stanley Kreitman	31,000	*
Melvin F. Lazar	141,000	*
Joseph Martello(10)	98,940	*
Paul Elenio(11)	208,140	*
Andrew Guziewicz(12)	24,500	*
Gene Kilgore(13)	292,090	*
Fred Weber(14)	365,640	*
All directors and executive officers as a group (13 persons)	7,580,553	14.9%

*
Less than one percent.

(1)
Unless otherwise indicated in the following footnotes, the address for each person or entity listed in the table above is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days of the date hereof.

(3)
The 50,943,002 shares of our common stock outstanding at April 2, 2015 are considered the total number of shares of our common stock outstanding for the purpose of calculating each person's percentage of beneficial ownership of shares of our common stock.

(4)
Mr. Kaufman, together with (i) the Ivan and Lisa Kaufman Family Trust, (ii) the Ivan Kaufman Grantor Retained Trust and (iii) Arbor Management, LLC, the managing member of Arbor Commercial Mortgage and an entity owned wholly by Mr. Kaufman and his wife, beneficially own approximately 92% of the outstanding membership interests of Arbor Commercial Mortgage. All of the shares beneficially owned by Arbor Commercial Mortgage are included in Mr. Kaufman's beneficial ownership.

(5)
Based on information included in the Schedule 13G filed by EJF Capital LLC on February 13, 2015.

(6)
Based on information included in the Schedule 13G filed by FMR LLC on February 13, 2015.

(7)
Based on information included in the Schedule 13G filed by Leon G. Cooperman, an investor, on January 23, 2015, which includes 1,750,000 shares owned by the Leon and Toby Cooperman Family Foundation for which Mr. Cooperman is a trustee. The address of the principal business office of Mr. Cooperman and the Foundation is 2700 North Military Trail, Suite 230, Boca Raton, FL 33431.

(8)
Based on information included in the Schedule 13G filed by Wellington Management Company, LLP on February 10, 2015.

(9)
Mr. Bishar holds a 0.4% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC's beneficial ownership rules, the shares held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Bishar.

(10)
Mr. Martello holds a 1.3% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC's beneficial ownership rules, the shares held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Martello.

(11)
Mr. Elenio holds a 0.4% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC's beneficial ownership rules, the shares held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Elenio.

(12)
Mr. Guziewicz holds a 0.1% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC's beneficial ownership rules, the shares held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Guziewicz.

(13)
Mr. Kilgore holds a 0.7% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC's beneficial ownership rules, the shares held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Kilgore.

(14)
Mr. Weber holds a 0.9% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC's beneficial ownership rules, the shares held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Weber.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 that they file.

        Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that during and with respect to the fiscal year ended December 31, 2014 all filings required by Section 16(a) of the Exchange Act were timely made.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

        In recognition of the fact that transactions involving related parties can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders, the Board of Directors has adopted a written policy, the "Policy and Procedures With Respect to Related Person Transactions," which we refer to as our Related Persons Policy, which provides for the review and approval (or, if completed, ratification) by the Independent Director Committee (or, in certain circumstances, the Chair of the Independent Director Committee) of all transactions involving the Company in which a related party is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. All Related Persons are required to report to our Corporate Secretary, who is required to submit to our Independent Director Committee any such related party transaction prior to its completion.

        Our Related Persons Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

        A "Related Person," as defined in our Related Persons Policy, means any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person's relationship to us and his or her interest in the transaction, (ii) the proposed aggregate value of the transaction, or, in the case of indebtedness, the amount of principal that would be involved, (iii) the benefits to us, (iv) the availability of comparable products or services that would avoid the need for a related person transaction and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

Relationships with Our Manager

Arbor Commercial Mortgage's Ownership Interest in the Company and Related Registration Rights

        Arbor Commercial Mortgage currently owns 5,349,053 shares of our common stock, representing approximately 10.5% of the voting power of our common stock. We have granted Arbor Commercial Mortgage shelf registration rights, or, if such rights are not available, demand registration rights with respect to the 5,349,053 shares currently owned by it. Arbor Commercial Mortgage is also entitled to participate in primary or secondary offerings of our common stock with respect to these shares. We have also agreed to certain restrictions on the registration rights that we may grant to any other holder or prospective holder of our securities without the prior written consent of Arbor Commercial Mortgage so long as we are still obligated to register any of the shares currently owned by Arbor Commercial Mortgage pursuant to the registration rights agreement.

Common Management

        Mr. Ivan Kaufman, our Chairman and Chief Executive Officer, is also the Chief Executive Officer of Arbor Commercial Mortgage. Mr. Kaufman and entities controlled by Mr. Kaufman collectively own 92% of the outstanding membership interests in Arbor Commercial Mortgage. Mr. Joseph Martello, one of our directors, currently serves as the Chief Operating Officer of Arbor Management, LLC, the managing member of Arbor Commercial Mortgage. Mr. Martello owns a 1.3% interest in Arbor Commercial Mortgage and is also the sole trustee of the Ivan and Lisa Kaufman Family Trust for the benefit of Mr. Kaufman's family, which owns a 35% interest in Arbor Commercial Mortgage, and a co-trustee, along with Mr. Kaufman, of the Ivan Kaufman Grantor Retained Annuity Trust, which also owns an equity interest in Arbor Commercial Mortgage. Mr. John Bishar, who was one of our directors until his resignation in January 2012, currently serves as General Counsel to Arbor Commercial Mortgage. Mr. Bishar owns a 0.4% interest in Arbor Commercial Mortgage. Mr. Paul Elenio, our Chief Financial Officer and Treasurer, currently serves as the Chief Financial Officer of Arbor Commercial Mortgage. Mr. Elenio owns a 0.4% interest in Arbor Commercial Mortgage. Mr. Fred Weber, our Executive Vice President of Structured Finance, was responsible for overseeing Arbor Commercial Mortgage's structured finance and principal transactions group from 1999 until July 1, 2003. Mr. Weber owns a 0.9% interest in Arbor Commercial Mortgage. Mr. Gene Kilgore, our Executive Vice President—Structured Securitization, owns a 0.7% interest in Arbor Commercial Mortgage. Mr. Andrew Guziewicz, our Chief Credit Officer, owns a 0.1% interest in Arbor Commercial Mortgage. Each of Messrs. Kaufman, Martello, Bishar, Elenio, Weber and Kilgore is a member of Arbor Commercial Mortgage's executive committee.

Management and Services Agreements

        We and our operating partnership have entered into a management agreement with Arbor Commercial Mortgage, pursuant to which Arbor Commercial Mortgage provides for the day to day management of our operations. Arbor Commercial Mortgage is also required to provide us with a right of first refusal with respect to all structured finance investment opportunities in the multi-family and commercial real estate markets that are identified by Arbor Commercial Mortgage or its affiliates as long as such investment opportunities are consistent with our investment objectives and guidelines and such investment opportunities would not adversely affect our status as a REIT. We have agreed not to pursue, and to allow Arbor Commercial Mortgage to pursue, any opportunity in structured finance investment opportunities in the multi-family and commercial real estate markets if the opportunity is rejected by our credit committee and a majority of our independent directors.

        The base management fee is an arrangement whereby we reimburse the Manager for its actual costs incurred in managing our business based on the parties' agreement in advance on an annual budget with subsequent quarterly true-ups to actual costs. The 2014 and 2013 base management fee was $9.9 million and $10.9 million, respectively. All origination fees on investments are now retained by us.

        At December 31, 2014, due to related party was $2.7 million and consisted primarily of base management fees due to ACM, which were remitted by us in the first quarter of 2015. At December 31, 2013, due to related party was $2.8 million and consisted primarily of base management fees due to ACM, which were remitted by us in the first quarter of 2014.

        The incentive fee is calculated as (1) 25% of the amount by which (a) our funds from operations per share, adjusted for certain gains and losses, including gains from the retirement and restructuring of debt and 60% of any loan loss reserve recoveries (spread over a three year period), exceeds (b) the product of (x) 9.5% per annum or the Ten Year U.S. Treasury Rate plus 3.5%, whichever is greater, and (y) the greater of $10.00 or the weighted average of book value of the net assets contributed by ACM to ARLP per ARLP partnership unit, the offering price per share of our common equity in the private offering on July 1, 2003 and subsequent offerings and the issue price per ARLP partnership unit for subsequent contributions to ARLP, multiplied by (2) the weighted average of our outstanding shares.

        The minimum return, or incentive fee hurdle, to be reached before an incentive fee is earned, is a percentage applied on a per share basis to the greater of $10.00 or the average gross proceeds per share. In addition, 60% of any loan loss and other reserve recoveries are eligible to be included in the incentive fee calculation, which recoveries are spread over a three year period.

        The management agreement also allows us to consider, from time to time, the payment of additional fees to Arbor Commercial Mortgage for accomplishing certain specified corporate objectives; has a termination fee of $10.0 million; and is renewable automatically for successive one-year terms, unless terminated with six months prior written notice.

        We and our operating partnership have also entered into a services agreement with Arbor Commercial Mortgage pursuant to which our asset management group provides asset management services to Arbor Commercial Mortgage. In the event that the services provided by our asset management group pursuant to the agreement exceed by more than 15% per quarter the level of activity anticipated by our Board of Directors, we will negotiate in good faith with our Manager an adjustment to our Manager's base management fee under the management agreement, to reflect the scope of the services, the quantity of serviced assets or the time required to be devoted to the services by our asset management group.

Non-Competition Agreement

        We have entered into a non-competition agreement with Mr. Kaufman pursuant to which he has agreed not to pursue any structured finance opportunities in the multi-family and commercial real estate markets unless a majority of our independent directors affirmatively approves the pursuit by Mr. Kaufman of such opportunity that a majority of our independent directors and our credit committee have rejected on our behalf. Mr. Kaufman has also agreed that if he is no longer an affiliate of Arbor Commercial Mortgage and, within the first five years of the term of the management agreement, he is no longer our Chief Executive Officer other than because of certain reasons specified in the non-competition agreement, he will not engage in the structured finance lending business for a period of one year after the earlier of his departure from us or the regular expiration of the one year origination period described in the management agreement. Mr. Kaufman's non-competition agreement also prohibits Mr. Kaufman from soliciting our customers or employees during its term.

Benefits Participation Agreement

        We have also entered into a benefits participation agreement with Arbor Commercial Mortgage, pursuant to which our employees are able to participate in any employee benefit plans maintained by Arbor Management for the benefit of Arbor Commercial Mortgage employees. Arbor Management charges us an amount equal to its cost of providing benefits to each of our employees.

Related Party Transactions

        In February 2015, we modified an $18.0 million preferred equity investment, increasing it to a balance of $25.0 million with a fixed interest rate of 10% and a maturity date of February 2018. In order to accomplish the modification, we formed a joint venture vehicle with a consortium of investors consisting of certain of our officers, including Mr. Ivan Kaufman, and other related parties, who together own a $2.0 million interest in the preferred equity investment.

        In the first quarter of 2015, we acquired 50% of our Manager's indirect interest in a residential mortgage banking company for approximately $9.6 million. As a result of this transaction, we own a 22.5% indirect interest in this entity.

        During the third quarter of 2014, we invested $0.1 million for a 5% interest in a joint venture that owns two multifamily properties. The joint venture consists of a consortium of investors consisting of certain of our officers, including Mr. Ivan Kaufman, and other related parties, who together own an interest of approximately 95%. In August 2014, we originated two bridge loans totaling $5.0 million to the joint venture with an interest rate of 5.5% over one-month LIBOR and a maturity date of August 2015.

        In July 2014, we originated a $30.4 million bridge loan for an office property owned by a consortium of investors including Mr. Ivan Kaufman and his affiliates, who together own an interest of approximately 24% in the borrowing entity. The loan has an interest rate of LIBOR plus 7.90% and a maturity date of January 2016.

        In March 2014, we originated a bridge loan to a third party borrower for a portfolio of properties with an unpaid principal balance of $70.1 million, of which, $15.0 million was financed with junior loan participations to our Manager. The loan has a weighted average interest rate of 6.38% and a maturity date of March 2016. In May 2014, the junior loan participations to our Manager were paid off. The participations had a weighted average interest rate of 7.20% and a maturity date of March 2016.

        We had two loans totaling $22.4 million, which were secured by a property purchased in 2011 by a third party borrower from our Manager. In the first quarter 2014, our Manager purchased the property from the prior borrower subject to our loans. In connection with this purchase, our Manager paid down the loans by $2.3 million and we restructured our remaining debt outstanding into a first mortgage of $14.6 million with a maturity date of March 2016 and a second mortgage of $5.1 million with a maturity date of April 2015, both with an interest rate of LIBOR plus 4.80%.

General

        Every transaction entered into between us and an entity in which Arbor Commercial Mortgage holds equity interests raises a potential conflict of interest. Conflicts of interest with respect to these investments include, among others, decisions regarding (1) whether to waive defaults of such borrower, (2) whether to foreclose on the investment and (3) whether to permit additional financing on the properties securing our investments other than financing provided by us.

        Arbor Commercial Mortgage may from time to time provide permanent mortgage loan financing to clients of ours, which will be used to refinance bridge financing provided by us. We and Arbor Commercial Mortgage may also make loans to the same borrower or to borrowers that are under common control. Additionally, our policies and those of Arbor Commercial Mortgage may require us to enter into intercreditor agreements in situations where loans are made by us and Arbor Commercial Mortgage to the same borrower.

        In addition, we may enter into future transactions with Arbor Commercial Mortgage with the approval of our independent directors.

Other Relationships and Related Transactions

        Mr. Fred Weber, our executive vice president of structured finance, continues to serve on Arbor Commercial Mortgage's executive committee and provide services to Arbor Commercial Mortgage. Mr. Weber does not receive a salary from Arbor Commercial Mortgage but may receive production payments from Arbor Commercial Mortgage for originating loans on its behalf.

        Arbor Management, LLC, the managing member of Arbor Commercial Mortgage, and Arbor Commercial Mortgage have made loans during the past few years to several of our executive officers in order for them to finance their Class B membership interests of Arbor Commercial Mortgage. The largest aggregate outstanding principal balance to Mr. Elenio during the two year period ended December 31, 2014 was $28,565 and the outstanding balance as of December 31, 2014 was $21,416.

Mr. Elenio made principal payments totaling $7,149 during both of the years ended December 31, 2014, and 2013. The interest rate on the loans is prime and interest payments totaled $764 and $999 during the years ended December 31, 2014 and 2013, respectively. The largest aggregate outstanding principal balance to Mr. Kilgore during the two year period ended December 31, 2014 was $85,713 and the total outstanding balance as of December 31, 2014 was $57,141. Mr. Kilgore made principal payments totaling $28,572 and $32,143 during the years ended December 31, 2014 and 2013, respectively. The interest rate on the loans is prime and interest payments totaled $2,128 and $3,112 during the years ended December 31, 2014 and 2013, respectively. The largest aggregate outstanding principal balance to Mr. Bishar during the two year period ended December 31, 2014 was $71,429 and the outstanding balance as of December 31, 2014 was $53,572. Mr. Bishar made principal payments of $17,857 during both of the years ended December 31, 2014 and 2013. The interest rate on the loan is prime and interest payments totaled $1,910 and $2,499 during the years ended December 31, 2014 and 2013, respectively. The largest aggregate outstanding principal balance to Mr. Guziewicz during the two year period ended December 31, 2014 was $50,000 and the outstanding balance as of December 31, 2014 was $40,000. Mr. Guziewicz made a principal payment of $10,000 during the year ended December 31, 2014. The interest rate on the loan is prime and interest payments totaled $1,399 and $1,241 during the years ended December 31, 2014 and 2013, respectively. Our current policies and procedures do not allow for the lending of funds to any of our directors, officers or employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Board of Directors, following the recommendation of the Nominating/Corporate Governance Committee, has nominated Ms. Karen K. Edwards, Dr. William Helmreich and Mr. William C. Green, each to serve on the Board of Directors until the Company's annual meeting of stockholders for 2018 and until their respective successors are duly elected and qualify. Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy will be voted for such additional nominee as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company's charter and bylaws. Election of each of the director nominees named in this Proposal No. 1 requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting by holders of our voting securities. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors' nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

        The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board has endorsed this appointment. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

        Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities.

        If this appointment is not ratified by our stockholders, the Audit Committee and the Board may reconsider its recommendation and endorsement, respectively. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Independent Accountants' Fees

        Aggregate fees for professional services rendered for us by Ernst & Young LLP and its affiliates for fiscal years ended December 31, 2014 and December 31, 2013 were as follows:

	2014	2013
Audit Fees	$1,574,423	$1,811,802
Audit-Related Fees	402,749	286,116
Tax Fees	—	—
All Other Fees	—	—

Total	$1,977,172	$2,097,918

        The Audit Fees billed were for professional services rendered for the audit of our consolidated financial statements for fiscal years ended December 31, 2014 and December 31, 2013 and for other services, including compliance with the Sarbanes-Oxley Act of 2002, accounting consultations billed as audit services, review of financial statements included in Form 10-Q, comfort letters, consents and review of the Company's registration statements under the Securities Act and other documents filed with the SEC in those fiscal years.

        The Audit-Related Fees were for professional services rendered relating to (i) due diligence and agreed-upon procedures for 2014 and (ii) due diligence and agreed-upon procedures for 2013.

Audit Committee Pre-Approval Policy

        In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by Ernst & Young LLP to ensure that the work does not compromise its independence in performing audit services. The Audit Committee also reviews and pre-approves all audit services. In some cases, pre-approval of a particular category or group of services, such as tax consulting services and audit services, is provided by the full Audit Committee for up to a year and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the full Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. All audit related fees were approved by the Audit Committee.

        The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Ernst & Young LLP during 2014 and 2013 under such provision.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

STOCKHOLDER PROPOSALS FOR 2016

        Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Nominating/Corporate Governance Committee and our Board of Directors. If a stockholder intends to present a proposal at the Company's 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, in order for such stockholder proposal to be included in the Company's proxy statement for that meeting, the stockholder proposal must be received by the Company at its corporate headquarters, located at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553, Attention: Secretary, on or before December 12, 2015.

        In order for a stockholder to nominate directors or propose other business at the Company's 2016 annual meeting of stockholders outside of Rule 14a-8, such nominations or proposal must contain the information required by the Company's bylaws and be received by the Company in accordance with the Company's bylaws. Pursuant to the Company's current bylaws, stockholder nominations or proposals must be submitted not later than January 11, 2016 and not earlier than December 12, 2015; provided, however, in the event that mailing of the notice for the 2016 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after April 10, 2016, a proposal by a stockholder to be timely must be delivered not earlier than the 120th day prior to the date of mailing of the notice for such meeting and not later than the close of business on the later of (1) the 90th day prior to the date of mailing of the notice for such meeting and (2) the tenth day following the date on which public announcement of the date of such meeting is first made.

OTHER MATTERS

        Our Board of Directors knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

John J. Bishar, Jr. Secretary

April 10, 2015

Uniondale, New York

ANNUAL MEETING OF STOCKHOLDERS OF ARBOR REALTY TRUST, INC. May 20, 2015 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.arborrealtytrust.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends a vote FOR all nominees listed in Proposal 1. Proposal 1. Election of directors to serve on the Board of Directors of Arbor Realty Trust, Inc. (the “Company”). O Karen K. Edwards O William Helmreich O William C. Green The Board of Directors recommends a vote FOR Proposal 2. Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015. Proposal 3. To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20330000000000000000 9 052015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends a vote FOR all nominees listed in Proposal 1. Proposal1. Election of directors to serve on the Board of Directors of Arbor Realty Trust, Inc. (the "Company"). O Karen K. Edwards O William Helmreich O William C. Green The Board of Directors recommends a vote FOR Proposal 2. Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015. Proposal 3. To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF ARBOR REALTY TRUST, INC. May 20, 2015 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- 20330000000000000000 9 052015 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.arborrealtytrust.com

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 ARBOR REALTY TRUST, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2015 The undersigned stockholder of Arbor Realty Trust, Inc., a Maryland corporation (the "Company"), hereby appoints Paul Elenio and John J. Bishar, and each of them, the proxy or proxies of the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on May 20, 2015 at 4:00 p.m., local time, at The Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all proxies possessed by the undersigned if personally present at the meeting. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 1.1